Exhibit 99.1

ANTHEM REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Indianapolis, Ind.—January 27, 2021—Anthem, Inc. (NYSE: ANTM) reported fourth quarter 2020 results that reflected solid performance across the enterprise.

“Despite uncertainties with the pandemic, Anthem delivered strong growth across all of our businesses in 2020 reflecting the diversity and strength of our portfolio and our unwavering commitment to those we serve,” said Gail K. Boudreaux, President and CEO, Anthem, Inc. “I am proud of all that we accomplished during this challenging time, and we remain focused on supporting our members, customers and communities as a trusted health partner.”

As part of Anthem’s efforts to combat the global pandemic, address health inequities, and adapt to the ever-changing healthcare environment, the Company has remained focused on fostering deeper relationships and developing innovative solutions to meet critical needs for its stakeholders. Actions taken during 2020 to support our members, customers, care providers and local communities include:

Care for our Anthem associates

•	Deployed business continuity plans and transitioned nearly all of our associates to work from home while maintaining service operations.

•	Waived one month of premium costs for associates enrolled in an Anthem health plan.

•

Expanded associate benefits to provide additional support, including providing up to 80 hours of additional paid leave, reimbursement of installation and monthly internet service fees for hourly associates, and offering virtual wellbeing resources.

•	Ensuring our frontline medical staff are following CDC guidelines and are provided with the proper equipment and supplies to minimize risk to themselves and patients.

•	Launched a Winter Wellbeing campaign to continue our commitment to associates’ health and wellness by making additional resources easily accessible.

•	Launched the confidential Associate Care Service, a 24/7 hotline for emergencies such as food insecurity, childcare for caregiver needs, and support for other needs.

Care for our consumers, customers, and providers

•	Waived all cost-sharing for COVID-19 diagnostic tests and treatment.

•	Provided expanded telehealth coverage for our members and waived cost-sharing for in-network telehealth visits, including telephonic visits, and those for mental health.

•	Relaxed early prescription refill policies for maintenance and specialty medications.

•	Working with providers to accelerate claims processing, resolve claims, and accelerate payments to support state-specific Medicaid programs.

•	Providing financial assistance to care provider partners facing undue financial pressure and to support ramping up telehealth capabilities and the cost of PPE.

•	Offered in-network dental providers a $10 PPE credit per patient, per visit through the end of December 2020.

•	Suspended select prior authorization requirements.

•	Partnering with our states in the distribution of COVID-19 vaccines.

•	Launched the COVID-19 Vaccine tool to provide personalized vaccination insights for Anthem members.

•	Launched Sydney Care Daily COVID-19 Check-In to help employers and their employees quickly and safely return to work, and make informed decisions about keeping their workforce safe.

•

Deployed C19 Explorer, a digital tool that aggregates real-time COVID-19 data to present trends and predictions for communities across the nation to assess readiness to reopen, plan next steps, and respond to potential changes.

•	Deployed C19 Navigator, a dashboard solution designed for Anthem employer customers to help inform workplace decisions and resource planning with employee-level data.

•	Opened hundreds of digital solutions kiosks in health centers across California to provide real-time video interpretation services and access to telehealth.

•

Deployed a Coronavirus Assessment tool within our Sydney Care app to help people quickly and safely evaluate symptoms, assess their risk of having COVID-19, and connect directly to a board-certified doctor via text or video.

•

Introduced the Anthem Skill to members of our commercial medical and dental health plans. Through an Alexa-enabled device, members can use the Anthem Skill to take actions such as order prescriptions and quickly access some of their health and dental plan benefit information.

•

Facilitating connections with Medicaid beneficiaries and state and social services, helping newly eligible and at risk members enroll in the Supplemental Nutrition Assistance Program (SNAP) and Special Supplemental Nutrition Program for Women, Infants, and Children (WIC).

•	Outreach to Medicare Advantage and Medicaid consumers to make sure they have necessary medications on hand, their nutritional needs are being met, and critical health needs are addressed.

•	Providing resources to support the whole health needs of members, including resources to manage social isolation, job loss, food insecurity, and stress.

Care for our communities

•

Committed $50 million from the Anthem Foundation for COVID-19 response and recovery efforts to help areas of greatest need, including care provider safety, food insecurity, and mental and behavioral health resources.

•	Partnering with Lyft to provide transportation for at-risk communities to support universal access to the COVID-19 vaccine, with the goal of 60 million rides.

•

In collaboration with Gleaners Food Bank, we are working to provide more than 10 million meals in our home city of Indianapolis by providing a $1 million matching grant to fight food insecurity and expand access to nutritious food.

•

Collaborating with leading nonprofit partners and others to provide no-cost pop-up flu clinics in vulnerable communities across our markets to make it easier for people to get vaccinated and to increase health equity.

•	Providing virtual volunteer opportunities, such as remote teaching or mailing cards to seniors facing loneliness, to help associates safely give back to communities.

•

Anthem and the Anthem Foundation are founding anchor partners of XPRIZE Rapid COVID Testing, a collaboration with XPRIZE, OpenCovidScreen and other Blue Cross Blue Shield plans and innovative organizations to launch a $5 million competition to accelerate the development of high quality COVID-19 testing that is low cost, easy to use, and quick-reporting, paving the way for more frequent testing.

•	Managing a new study via our HealthCore subsidiary to help understand and combat Multisystem Inflammatory Syndrome in children, or MIS-C, arising from the COVID-19 pandemic.

•	Anthem’s associates volunteered 110,000 hours in 2020.

•	In 2020, through our Associate Community Engagement Programs, associates raised nearly $6.7 million dollars for community organizations across the country.

•

Launched the Pandemic Response Innovation Challenge with MATTER and Blue Cross Blue Shield of Illinois to call on global innovators to develop creative solutions aimed at supporting the health care needs of those impacted by the COVID-19 pandemic.

Additional actions to support society

•	Pledged $50 million over the next 5 years focused on directly impacting racial injustice, strengthening our communities, and addressing health inequities.

•

Anthem Foundation and March of Dimes have partnered to tackle maternal and infant health disparities by addressing social determinants of health. The $1.1 million grant includes Breaking Through Implicit Bias in Maternal Healthcare training for providers at more than 20 hospitals.

•	Joined the UN Global Compact, deepening our dedication to improving health and shaping stronger, more inclusive, more sustainable communities.

•	Joined coalition of corporate and civic organizations to launch the Indy Racial Equity Pledge designed to drive measurable progress in advancing racial equity for African Americans in Central Indiana.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $2.19 per share in the fourth quarter, including net negative adjustment items of $0.35 per share. Adjusted net income was $2.54* per share. Full year GAAP net income was $17.98 per share, including net negative adjustment items of $4.50 per share. Adjusted net income was $22.48* per share.

*	Please refer to the GAAP reconciliation tables on page 17.

Membership: Medical enrollment totaled approximately 42.9 million members at December 31, 2020, an increase of 1.9 million lives, or 4.7 percent from December 31, 2019. Total risk enrollment grew by 1.7 million lives, or 11 percent, and fee-based enrollment grew by 211 thousand lives, or 0.8 percent. Government Business enrollment increased by 1.9 million lives compared to the prior year, attributable to Medicaid, reflecting organic growth as a result of the temporary suspension of eligibility recertification efforts in our markets as well as our acquisition of the Medicaid plans in Missouri and Nebraska, and growth in Medicare Advantage. Commercial & Specialty Business enrollment increased by 67 thousand lives driven by the acquisition of AmeriBen and growth in our National business, partially offset by higher in-group change as a result of the economic environment.

During the fourth quarter of 2020, medical enrollment increased sequentially by 300 thousand lives, reflecting organic growth in Medicaid and Medicare businesses as well as sales exceeding lapses in our Local Group business, partially offset by in-group change in the National business.

Operating Revenue: Operating revenue was $31.5 billion in the fourth quarter of 2020, an increase of $4.4 billion, or 16.2 percent, versus the prior year quarter, driven by higher premium revenue due to growth in Medicaid and Medicare. The increase was further attributable to pharmacy product revenue related to IngenioRx and the return of the health insurance tax in 2020.

Benefit Expense Ratio: The benefit expense ratio was 88.9 percent in the fourth quarter of 2020, a decrease of 10 basis point from 89.0 percent compared to the prior year quarter. The decrease was driven by reduced non-COVID healthcare utilization due to the pandemic, and to a lesser extent, the return of the health insurance tax in 2020. Taken together, the decrease was largely offset by costs associated with COVID-19, including testing and treatment and the actions taken to support our members in response to the pandemic.

Medical claims reserves established at December 31, 2019 developed in line with the Company’s expectations during 2020.

Days in Claims Payable: Days in Claims Payable was 43.4 days as of December 31, 2020, an increase of 2.3 days from September 30, 2020 and an increase of 5.4 days as compared to December 31, 2019.

SG&A Expense Ratio: The SG&A expense ratio was 13.7 percent in the fourth quarter of 2020, an increase of 80 basis points from 12.9 percent in the fourth quarter of 2019, primarily driven by the return of the health insurance tax in 2020 and increased spend to support growth, partially offset by growth in operating revenue.

Operating Cash Flow: Operating cash flow was $3.8 billion in the fourth quarter of 2020, an increase of $2.5 billion compared to the prior year quarter. The increase was primarily due to the timing of working capital changes, including the early receipt of certain payments that were originally expected to be received in 2021, and growth in premium revenue due to the return of the health insurance tax in 2020 as well as membership growth in our Government business.

Share Repurchase Program: During the fourth quarter of 2020, the Company repurchased 4.4 million shares of its common stock for $1.4 billion, or a weighted average price of $305.66. For the full year, the Company repurchased 9.4 million shares for $2.7 billion, or a weighted average price of $286.35. As of December 31, 2020, the Company had approximately $1.1 billion remaining of Board-approved share repurchase authorization. On January 26, 2021, our Audit Committee, pursuant to authorization granted by the Board of Directors, authorized a $5.0 billion increase to the common stock repurchase program. The Company intends to utilize this authorization over a multi-year period, subject to market and industry conditions.

Cash Dividend: During the fourth quarter of 2020, the Company paid a quarterly dividend of $0.95 per share, representing a distribution of cash totaling $234 million.

On January 26, 2021, the Audit Committee declared a first quarter 2021 dividend to shareholders of $1.13 per share. On an annualized basis, this equates to a dividend of $4.52 per share. The first quarter dividend is payable on March 25, 2021 to shareholders of record at the close of business on March 10, 2021.

Investment Portfolio & Capital Position: During the fourth quarter of 2020, the Company recorded net realized gains of $5 million. During the fourth quarter of 2019, the Company recorded net realized gains of $7 million.

As of December 31, 2020, the Company’s net unrealized gain position in the investment portfolio was $1.2 billion, consisting primarily of fixed maturity securities. As of December 31, 2020 cash and investments at the parent company totaled approximately $1.7 billion.

REPORTABLE SEGMENTS

Effective January 1, 2020, Anthem, Inc. has four reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); IngenioRx, and Other (comprised of the Diversified Business Group and corporate expenses not allocated to our other reportable segments).

Anthem, Inc.
Reportable Segment Highlights
(Unaudited)

(In millions)	Three Months Ended December 31				Twelve Months Ended December 31
	2020	2019	Change		2020	2019	Change
Operating Revenue
Commercial & Specialty Business	$9,223	$9,328	(1.1)%		$36,699	$37,421	(1.9)%
Government Business	18,763	16,213	15.7%		71,572	62,632	14.3%
IngenioRx	5,863	3,232	81.4%		21,911	5,402	305.6%
Other	1,780	613	190.4%		6,057	2,293	164.2%
Eliminations	(4,096)	(2,254)	NM	[2]	(15,431)	(4,607)	NM	[2]

Total Operating Revenue[1]	$31,533	$27,132	16.2%		$120,808	$103,141	17.1%
Operating Gain / (Loss)[3]
Commercial & Specialty Business	$123	$527	(76.7)%		$2,681	$4,032	(33.5)%
Government Business	169	586	(71.2)%		2,444	2,056	18.9%
IngenioRx	363	—	NM	[2]	1,361	—	NM	[2]
Other	(50)	(15)	NM	[2]	(126)	(89)	NM	[2]

Total Operating Gain[1]	$605	$1,098	(44.9)%		$6,360	$5,999	6.0%
Operating Margin
Commercial & Specialty Business	1.3%	5.6%	(430	) bp	7.3%	10.8%	(350	) bp
Government Business	0.9%	3.6%	(270	) bp	3.4%	3.3%	10 bp
IngenioRx	6.2%	—	NM	[2]	6.2%	—%	NM	[2]
Total Operating Margin[1]	1.9%	4.0%	(210	) bp	5.3%	5.8%	(50	) bp

(1)	See “Basis of Presentation” on page 9 herein.
(2)	“NM” = calculation not meaningful.
(3)

Operating gain for the twelve months ended December 31, 2020 included $653 related to business optimization charges; $311 for Commercial & Specialty Business; $205 for the Government Business; $4 for IngenioRx; and $133 for the Other segment. Operating gain for the twelve months ended December 31, 2020 included $548 related to the BCBSA litigation settlement accrual; $524 for the Commercial & Specialty Business and $24 for the Government Business.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $123 million in the fourth quarter of 2020, a decrease of $404 million from an operating gain of $527 million in the fourth quarter of 2019. The decrease was primarily attributable to costs associated with COVID-19, including testing and treatment and the actions taken to support our members in response to the pandemic, partially offset by reduced non-COVID healthcare utilization. Additionally, the decline was driven by the shift of pharmacy earnings to the IngenioRx segment.

Government Business: Operating gain in the Government Business segment was $169 million in the fourth quarter of 2020, a decrease of $417 million, or 71.2 percent, from $586 million in the fourth quarter of 2019. The decrease was primarily driven by costs associated with COVID-19, including testing and treatment and the actions taken to support our members in response to the pandemic, partially offset by reduced non-COVID healthcare utilization. The decline was further attributable to the shift of pharmacy earnings to the IngenioRx segment, retroactive rate adjustments in Medicaid, and increased spend to support growth.

IngenioRx: IngenioRx commenced operations in the second quarter of 2019 and the transition of membership was completed on January 1, 2020. Operating gain was $363 million in the fourth quarter of 2020. Calendar year 2020 represented the first full year of operations for IngenioRx.

Other: The Company reported an operating loss of $50 million in the Other segment for the fourth quarter of 2020, compared with an operating loss of $15 million in the prior year quarter.

OUTLOOK

Full Year 2021:

•

GAAP net income is expected to be greater than $23.51 per share, including approximately $0.99 per share of net unfavorable items. Excluding these items, adjusted net income is expected to be greater than $24.50* per share. Adjusted net income guidance includes new items that were unknown prior to December 2020, including the passage of the Consolidated Appropriations Act, which includes a one-year increase in Medicare physician rates as well as other COVID-19 related impacts on the Medicare business. All in, these items resulted in a net negative headwind of $0.50-$0.70.

•

Medical membership is expected to be in the range of 44.1 - 44.7 million. Fully insured membership is expected to be in the range of 18.6 - 19.0 million. Self-funded membership is expected to be in the range of 25.5 - 25.7 million.

•	Operating revenue is expected to be approximately $135.1 billion, including premium revenue of $114.5 billion - $115.5 billion.

•	Benefit expense ratio is expected to be in the range of 88.0% plus or minus 50 basis points.

•	SG&A ratio is expected to be 10.8% plus or minus 50 basis points.

•	Operating cash flow is expected to be greater than $5.7 billion.

•	Investment income is expected to be $940 million.

•	Interest expense is expected to be $785 million.

•	Effective tax rate is expected to be between 20.0 - 22.0%.

•	Share count is expected to be between 246 - 248 million.

*	Refer to the GAAP reconciliation tables on page 17.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 17 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss the company’s fourth quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	888-566-0512 (Domestic Replay)
312-470-0178 (International)	203-369-3061 (International Replay)

The access code for today’s conference call is 2583196. The replay will be available from 11:30 a.m. EST today, until the end of the day on February 26, 2021. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Chris Rigg	Michelle Vanstory
Chris.Rigg@anthem.com	Michelle.Vanstory@anthem.com

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 110 million people, including approximately 43 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	December 31, 2020	December 31, 2019	September 30, 2020	December 31, 2019	September 30, 2020
Customer Type
Local Group	15,614	15,682	15,509	(0.4)%	0.7%
Individual	680	684	701	(0.6)%	(3.0)%
National:
National Accounts	7,736	7,596	7,773	1.8%	(0.5)%
BlueCard®	6,059	6,060	6,106	—%	(0.8)%

Total National	13,795	13,656	13,879	1.0%	(0.6)%
Medicare:
Medicare Advantage	1,428	1,214	1,416	17.6%	0.8%
Medicare Supplement	933	905	933	3.1%	—%

Total Medicare	2,361	2,119	2,349	11.4%	0.5%
Medicaid	8,852	7,265	8,569	21.8%	3.3%
Federal Employees Health Benefits	1,623	1,594	1,618	1.8%	0.3%

Total Medical Membership	42,925	41,000	42,625	4.7%	0.7%

Funding Arrangement
Self-Funded	25,629	25,418	25,633	0.8%	—%
Fully-Insured	17,296	15,582	16,992	11.0%	1.8%

Total Medical Membership	42,925	41,000	42,625	4.7%	0.7%

Reportable Segment
Commercial & Specialty Business	30,089	30,022	30,089	0.2%	—%
Government Business	12,836	10,978	12,536	16.9%	2.4%

Total Medical Membership	42,925	41,000	42,625	4.7%	0.7%

Other Membership
Life and Disability Members	5,064	5,259	5,029	(3.7)%	0.7%
Dental Members	6,385	6,263	6,356	1.9%	0.5%
Dental Administration Members	1,316	5,516	1,315	(76.1)%	0.1%
Vision Members	7,536	7,261	7,487	3.8%	0.7%
Medicare Part D Standalone Members	413	283	405	45.9%	2.0%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended December 31
	2020	2019	Change
Revenues
Premiums	$27,108	$24,036	12.8%
Product revenue	2,899	1,500	93.3%
Administrative fees and other revenue	1,526	1,596	(4.4)%

Total operating revenue	31,533	27,132	16.2%
Net investment income	286	268	6.7%
Net realized gains on financial instruments	5	7	NM

Total revenues	31,824	27,407	16.1%
Expenses
Benefit expense	24,088	21,383	12.7%
Cost of products sold	2,522	1,149	119.5%
Selling, general and administrative expense	4,318	3,502	23.3%
Interest expense	191	190	0.5%
Amortization of other intangible assets	92	82	12.2%
Loss on extinguishment of debt	2	3	NM

Total expenses	31,213	26,309	18.6%

Income before income tax expense	611	1,098	(44.4)%
Income tax expense	60	164	(63.4)%

Net income	$551	$934	(41.0)%

Net income per diluted share	$2.19	$3.62	(39.5)%

Diluted shares	251.1	258.0	(2.7)%
Benefit expense as a percentage of premiums	88.9%	89.0%	(10	)bp
Selling, general and administrative expense as a percentage of total operating revenue	13.7%	12.9%	80	bp
Income before income taxes as a percentage of total revenue	1.9%	4.0%	(210	)bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Twelve Months Ended December 31
	2020	2019	Change
Revenues
Premiums	$104,109	$94,173	10.6%
Product revenue	10,384	2,760	276.2%
Administrative fees and other revenue	6,315	6,208	1.7%

Total operating revenue	120,808	103,141	17.1%
Net investment income	877	1,005	(12.7)%
Net realized gains on financial instruments	182	67	171.6%

Total revenues	121,867	104,213	16.9%
Expenses
Benefit expense	88,045	81,786	7.7%
Cost of products sold	8,953	1,992	349.4%
Selling, general and administrative expense	17,450	13,364	30.6%
Interest expense	784	746	5.1%
Amortization of other intangible assets	361	338	6.8%
Loss on extinguishment of debt	36	2	NM

Total expenses	115,629	98,228	17.7%

Income before income tax expense	6,238	5,985	4.2%
Income tax expense	1,666	1,178	41.4%

Net income	$4,572	$4,807	(4.9)%

Net income per diluted share	$17.98	$18.47	(2.7)%

Diluted shares	254.3	260.3	(2.3)%
Benefit expense as a percentage of premiums	84.6%	86.8%	(220	)bp
Selling, general and administrative expense as a percentage of total operating revenue	14.4%	13.0%	140	bp
Income before income taxes as a percentage of total revenue	5.1%	5.7%	(60	)bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	December 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,741	$4,937
Fixed maturity securities, current (amortized cost of $22,222 and $19,021; allowance for credit losses of $7 and $0)	23,433	19,676
Equity securities, current	1,559	1,009
Premium receivables	5,279	5,014
Self-funded receivables	2,849	2,570
Other receivables	2,830	2,807
Other current assets	4,060	3,020

Total current assets	45,751	39,033
Long-term investments:
Fixed maturity securities (amortized cost of $532 and $487; allowance for credit losses of $0 and $0)	562	505
Other invested assets	4,285	4,258
Property and equipment, net	3,483	3,133
Goodwill	21,691	20,500
Other intangible assets	9,405	8,674
Other noncurrent assets	1,438	1,350

Total assets	$86,615	$77,453

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Medical claims payable	$11,359	$8,842
Other policyholder liabilities	4,590	3,050
Unearned income	1,259	1,017
Accounts payable and accrued expenses	5,493	4,198
Short-term borrowings	—	700
Current portion of long-term debt	700	1,598
Other current liabilities	6,052	4,127

Total current liabilities	29,453	23,532
Long-term debt, less current portion	19,335	17,787
Reserves for future policy benefits	794	759
Deferred tax liabilities, net	2,019	2,227
Other noncurrent liabilities	1,815	1,420

Total liabilities	53,416	45,725

Shareholders’ equity
Common stock	3	3
Additional paid-in capital	9,244	9,448
Retained earnings	23,802	22,573
Accumulated other comprehensive income (loss)	150	(296)

Total shareholders’ equity	33,199	31,728

Total liabilities and shareholders’ equity	$86,615	$77,453

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Twelve Months Ended December 31
	2020	2019
Operating activities
Net income	$4,572	$4,807
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on financial instruments	(182)	(67)
Depreciation and amortization	1,154	1,133
Deferred income taxes	(540)	81
Impairment of property and equipment	198	—
Share-based compensation	283	294
Changes in operating assets and liabilities:
Receivables, net	(256)	(1,053)
Other invested assets	(32)	(48)
Other assets	(283)	(170)
Policy liabilities	3,528	1,826
Unearned income	202	115
Accounts payable and other liabilities	1,978	(445)
Income taxes	72	(325)
Other, net	(6)	(87)

Net cash provided by operating activities	10,688	6,061
Investing activities
Purchases of investments	(19,492)	(22,954)
Proceeds from sale of investments	11,318	18,598
Maturities, calls and redemptions from investments	4,741	2,437
Changes in securities lending collateral	(849)	254
Purchases of subsidiaries, net of cash acquired	(1,976)	—
Purchases of property and equipment	(1,021)	(1,077)
Other, net	(45)	(50)

Net cash used in investing activities	(7,324)	(2,792)
Financing activities
Net repayments of commercial paper borrowings	(150)	(297)
Net repayments of short-term borrowings	(700)	(445)
Net proceeds from long-term borrowings	552	1,350
Changes in securities lending payable	849	(254)
Repurchase and retirement of common stock	(2,700)	(1,701)
Cash dividends	(954)	(818)
Proceeds from issuance of common stock under employee stock plans	176	187
Taxes paid through withholding of common stock under employee stock plans	(128)	(84)
Other, net	488	(204)

Net cash used in financing activities	(2,567)	(2,266)
Effect of foreign exchange rates on cash and cash equivalents	7	—

Change in cash and cash equivalents	804	1,003
Cash and cash equivalents at beginning of period	4,937	3,934

Cash and cash equivalents at end of period	$5,741	$4,937

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Years Ended December 31
	2020	2019	2018
(In millions)	(Unaudited)
Gross medical claims payable, beginning of year	$8,647	$7,266	$7,814
Ceded medical claims payable, beginning of year	(33)	(34)	(105)

Net medical claims payable, beginning of year	8,614	7,232	7,709

Business combinations and purchase adjustments	339	—	199
Net incurred medical claims:
Current year	85,094	78,695	69,581
Prior years redundancies(1)	(637)	(500)	(930)

Total net incurred medical claims	84,457	78,195	68,651

Net payments attributable to:
Current year medical claims	74,629	70,294	62,748
Prior years medical claims	7,692	6,519	6,579

Total net payments	82,321	76,813	69,327

Net medical claims payable, end of year	11,089	8,614	7,232
Ceded medical claims payable, end of year	46	33	34

Gross medical claims payable, end of year*	$11,135	$8,647	$7,266

Current year medical claims paid as a percentage of current year net incurred medical claims	87.7%	89.3%	90.2%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	8.0%	7.4%	13.7%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.8%	0.7%	1.3%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
*	Excludes insurance lines other than short duration.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be grouped differently to conform to current presentation.

	Three Months Ended December 31			Twelve Months Ended December 31
(In millions, except per share data)	2020	2019	Change	2020	2019	Change
Net income	$551	$934	(41.0)%	$4,572	$4,807	(4.9)%
Add / (Subtract):
Net realized gains on financial instruments	(5)	(7)		(182)	(67)
Amortization of other intangible assets	92	82		361	338
Loss on extinguishment of debt	2	3		36	2
Business optimization charges	46	—		653	—
BCBSA litigation settlement	(46)	—		548	—
Transaction and integration related costs	22	3		49	11
Litigation expenses	6	8		40	52
Tax impact of non-GAAP adjustments	(31)	(23)		(360)	(84)

Net adjustment items	86	66		1,145	252

Adjusted net income	$637	$1,000	(36.3)%	$5,717	$5,059	13.0%

Net income per diluted share	$2.19	$3.62	(39.5)%	$17.98	$18.47	(2.7)%
Add / (Subtract):
Net realized gains on financial instruments	(0.02)	(0.02)		(0.72)	(0.26)
Amortization of other intangible assets	0.37	0.32		1.42	1.30
Loss on extinguishment of debt	0.01	0.01		0.14	0.01
Business optimization charges	0.18	—		2.57	—
BCBSA litigation settlement	(0.18)	—		2.15	—
Transaction and integration related costs	0.09	0.01		0.19	0.04
Litigation expenses	0.02	0.03		0.16	0.20
Tax impact of non-GAAP adjustments	(0.12)	(0.09)		(1.42)	(0.32)
Rounding impact	—	—		0.01	—

Net adjustment items	0.35	0.26		4.50	0.97

Adjusted net income per diluted share	$2.54	$3.88	(34.5)%	$22.48	$19.44	15.6%

				Full Year 2021 Outlook
Net income per diluted share				Greater than $23.51
Add / (Subtract):
Amortization of other intangible assets				Approximately $1.31
Tax impact of non-GAAP adjustments				Approximately $(0.32)

Net adjustment items				Approximately $0.99

Adjusted net income per diluted share				Greater than $24.50

	Three Months Ended December 31			Twelve Months Ended December 31
(In millions)	2020	2019	Change	2020	2019	Change
Reportable segments operating gain	$605	$1,098	(44.9)%	$6,360	$5,999	6.0%
Net investment income	286	268		877	1,005
Net realized gains on financial instruments	5	7		182	67
Interest expense	(191)	(190)		(784)	(746)
Amortization of other intangible assets	(92)	(82)		(361)	(338)
Loss on extinguishment of debt	(2)	(3)		(36)	(2)

Income before income tax expense	$611	$1,098	(44.4)%	$6,238	$5,985	4.2%

Anthem, Inc.

Financial Guidance Summary

(Unaudited)

	Full Year 2020 Actual	Full Year 2021 Outlook	Approximate Change
Year-End Medical Enrollment
Self-funded	25,629	25,500 - 25,700	(129k) - 71k
Fully-Insured	17,296	18,600 - 19,000	1,304k - 1,704k

Total	42,925	44,100 - 44,700	1,175k - 1,775k
Operating Revenue	$120.8 billion	$135.1 billion	Approximately $14.3 billion or 11.8%
Premium Revenue	$104.1 billion	$114.5 - $115.5 billion	$10.4 - $11.4 billion or 10.0 - 10.9%
Benefit Expense Ratio	84.6%	88.0% +/- 50 bps	340 bps +/- 50 bps
SG&A Expense Ratio	14.4%	10.8% +/- 50 bps	(360) bps +/- 50 bps
Operating Gain	$6.4 billion	Greater than $7.5 billion	Greater than $1.1 billion or 17.2%
Other Pre-Tax Items:
Net Investment income	$877 million	$940 million	$63 million
Interest Expense	($784) million	($785) million	($1) million
Amortization of Intangible Assets	($361) million	($324) million	$37 million

Net Pre-Tax Expense	($268) million	($169) million	$99 million
Effective Tax Rate	26.7%	20.0% - 22.0%	(6.7%) - (4.7%)
GAAP EPS	$17.98	Greater than $23.51	30.8% or better
Adjusted EPS	$22.48	Greater than $24.50	9.0% or better
Diluted Shares	254.3 million	246 - 248 million	(3.3%) - (2.5%)
Operating Cash Flow	$10.7 billion	Greater than $5.7 billion	($5.0) billion or better

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and catastrophes; trends in healthcare costs and utilization rates; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended (collectively, the “ACA”) and the ultimate outcome of legal challenges to the ACA; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; our ability to contract with providers on cost-effective and competitive terms; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services, or CMS Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; the ultimate outcome of litigation between Cigna Corporation and us related to the merger agreement between the parties and the potential for such litigation to cause us to incur substantial additional costs, including potential settlement and judgment costs; risks and uncertainties related to our pharmacy benefit management (“PBM”) business including non-compliance by any party with the PBM services agreement between us and CaremarkPCS Health, L.L.C.; medical malpractice or professional liability claims or other risks related to healthcare and PBM services provided by our subsidiaries; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; the impact of international laws and regulations; changes in U.S. tax laws; intense competition to attract and retain employees; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.